FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 26, 2015	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY SECOND QUARTER RESULTS,
DECLARES QUARTERLY DIVIDEND OF $0.085 PER POST-SPLIT COMMON SHARE,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR WEDNESDAY, JANUARY 28, AT 3:30PM CDT

Highlights:

•
Preliminary fiscal year 2015 second quarter earnings per common share (diluted) were reported at $.89, up from $.73 in the year ago period, as net income available to common shareholders increased to $3.4 million, compared to $2.5 million in the year ago period. Earnings per common share (diluted) were unchanged from the first quarter of fiscal 2015, the linked quarter.

•
For the second quarter of fiscal 2015, return on average assets was 1.06%, while return on average common equity was 12.5%, as compared to a 1.09% return on average assets and 11.7% return on average common equity in the year ago period. In the first quarter of fiscal 2015, the linked quarter, return on average assets was 1.09%, and return on average common equity was 13.2%.

•
Net loan growth for the first six months of fiscal 2015 was $213.4 million, or 26.5%. Of that amount, $190.4 million was attributable to the August 2014 acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks (collectively, "Peoples"). Deposits were up $277.1 million, or 35.3%, with the Peoples acquisition accounting for $222.2 million.

•
Net interest margin for the second quarter of fiscal 2015 was 4.03%, up from the 3.83% reported for the year ago period, and up from the net interest margin of 3.93% for the first quarter of fiscal 2015, the linked quarter. Purchase accounting from the Peoples acquisition contributed to the increase in the margin for the quarter.

•
Excluding securities gains, noninterest income was up 40.3% for the second quarter of fiscal 2015, compared to the year ago period, and up 10.3% from the first quarter of fiscal 2015, the linked quarter.

•
Noninterest expense was up 38.0% for the second quarter of fiscal 2015, compared to the year ago period, and up 13.0% from the first quarter of fiscal 2015, the linked quarter. The current quarter included $359,000 in noninterest expense related to merger and acquisition activity.

•
Non-performing assets were $8.8 million, or 0.68% of total assets, at December 31, 2014, as compared to $4.4 million, or 0.43% of total assets, at June 30, 2014. Non-performing assets increased primarily due to the Peoples acquisition and the migration to nonaccrual status of a previously classified credit that was identified as a purchased credit impaired loan in a previous acquisition.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common shareholders for the second quarter of fiscal 2015 of $3.4 million, an increase of $918,000, or 37.2%, as compared to $2.5 million in the same period of the prior fiscal year. The increase was attributable to growth in net interest income and noninterest income, partially offset by increased noninterest expense, provision for loan losses, and provision for income taxes. Preliminary net income available to common shareholders was $.89 per fully diluted common share for the second quarter of fiscal 2015, an increase of 21.9% as compared to the $.73 per fully diluted common share earned during the same period of the prior fiscal year.

Preliminary net income available to common shareholders for the first six months of fiscal 2015 was announced at $6.6 million, an increase of $1.7 million, or 33.2%, as compared to $5.0 million in the same period of the prior fiscal year. This increase was also attributable to growth in net interest income and noninterest income, partially offset by increased noninterest expense, provision for loan losses, and provision for income taxes. Preliminary net income available to common shareholders was $1.78 per fully diluted common share for the first six months of fiscal 2015, an increase of 21.1% as compared to the $1.47 per fully diluted common share earned during the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on January 20, 2015, declared its 83rd consecutive quarterly dividend on common stock since the inception of the Company. The cash dividend of $0.085 to be paid February 27, 2015, to shareholders of record as of February 13, 2015, will follow the January 30, 2015, payment of the 2-for-1 common stock split in the form of a 100% common stock dividend, and be equivalent on a split-adjusted basis to the $.17 per common share dividend paid November 28, 2014. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Wednesday, January 28, 2015, at 3:30 p.m., central time (4:30 p.m., eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available one hour following the conclusion of the call, through February 10, 2015. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10059864. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Recent Developments:

The Company previously announced on August 5, 2014, the closing of its acquisition of Peoples. The acquired bank subsidiary, Peoples Bank of the Ozarks, was merged with and into the Company's legacy bank subsidiary, Southern Bank, in early December, 2014, in connection with the conversion of its data processing system.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first six months of fiscal 2015, primarily due to the Peoples acquisition, but also due to continued organic loan growth.  Total assets increased $274.8 million, or 26.9%, to $1.3 billion at December 31, 2014, as compared to $1.0 billion at June 30, 2014. Balance sheet growth was funded primarily with acquired deposit balances, and organic deposit growth (including brokered deposits).

Available-for-sale (AFS) securities increased $15.8 million, or 12.1%, to $146.0 million at December 31, 2014, as compared to $130.2 million at June 30, 2014. The increase was attributable to the Peoples acquisition, which included $31.2 million in AFS securities balances, consisting primarily of mortgage-backed securities, partially offset by securities sold, repaid, and matured. Cash equivalents and time deposits increased $23.4 million, or 141.3%, as compared to June 30, 2014, primarily as a result of the Peoples acquisition.

Loans, net of the allowance for loan losses, increased $213.4 million, or 26.6%, to $1.0 billion at December 31, 2014, as compared to $801.1 million at June 30, 2014. The increase was primarily attributable to the Peoples acquisition, which included $190.4 million in loans, at fair value. Including acquired loans, the increase in balances consisted of commercial real estate, residential real estate, commercial, construction, and consumer loans.

Non-performing loans were $4.7 million, or 0.46% of gross loans, at December 31, 2014, as compared to $1.4 million, or 0.17% of gross loans, at June 30, 2014. Non-performing assets were $8.8 million, or 0.68% of total assets, at December 31, 2014, as compared to $4.4 million, or 0.43% of total assets, at June 30, 2014. Our allowance for loan losses at December 31, 2014, totaled $11.0 million, representing 1.07% of gross loans and 234% of non-performing loans, as compared to $9.3 million, or 1.14% of gross loans, and 663% of non-performing loans, at June 30, 2014. Non-performing loan and asset balances increased as a result of the Peoples acquisition, which included $1.7 million in nonperforming loans (at fair value) and $1.0 million in foreclosed real estate. The migration to nonaccrual status of a previously-classified purchased credit impaired relationship with a carrying value of $2.0 million accounted for the remainder of the increase. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at December 31, 2014, is adequate, based on that measurement.

Total liabilities increased $256.0 million to $1.2 billion at December 31, 2014, an increase of 28.1% as compared to $910.3 million at June 30, 2014. This growth was attributable to the Peoples acquisition and organic deposit growth (including brokered deposits), partially offset by repayment of overnight Federal Home Loan Bank (FHLB) advances.

Deposits increased $277.1 million, or 35.3%, to $1.1 billion at December 31, 2014, as compared to $785.8 million at June 30, 2014. The increase was primarily attributable to the Peoples acquisition, which included $222.2 million in deposits, at fair value. Including assumed deposits, the increase consisted primarily of certificates of deposit, money market deposit accounts, noninterest-bearing transaction accounts, savings accounts, and interest-bearing transaction accounts.  The Company also utilized brokered deposits during the first quarter of fiscal 2015 to repay overnight borrowings. At December 31, 2014, the balance of these new brokered deposits was $11.6 million, with remaining maturities of three to six months. The average loan-to-deposit ratio for the second quarter of fiscal 2015 was 98.9% as compared to 103.6% for the same period of the prior fiscal year.

FHLB advances were $63.0 million at December 31, 2014, a decrease of $22.5 million, or 26.3%, as compared to $85.5 million at June 30, 2014. The decrease was attributable to the repayment of overnight borrowings with the utilization of cash equivalents obtained in the Peoples acquisition, the sale of some AFS securities, and the origination of brokered deposits, partially offset by the assumption of $16.0 million, at fair value, in longer-term advances, as a result of the same. Securities sold under agreements to repurchase totaled $21.4 million at December 31, 2014, as compared to $25.6 million at June 30, 2014, a decrease of 16.3%. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity increased $18.8 million, or 16.9%, to $129.9 million at December 31, 2014, from $111.1 million at June 30, 2014. The increase was due primarily to the issuance of shares in the Peoples acquisition, as well as retention of net income, and an increase in accumulated other comprehensive income, partially offset by dividends paid on common and preferred stock.

Income Statement Summary:

During fiscal 2014, the Company closed on the acquisition of the Bank of Thayer in October 2013, and the acquisition of Citizens State Bank in February 2014 (collectively, the "Fiscal 2014 Acquisitions"). Along with the Peoples acquisition, which closed on August 5, 2014, the Fiscal 2014 Acquisitions impacted our reported results through a larger average balance sheet, and increased noninterest income and noninterest expense.

The Company's net interest income for the three-month and six-month periods ended December 31, 2014, was $12.2 million and $23.3 million, increases of $3.8 million and $7.6 million, respectively, or 46.0% and 48.3%, respectively, as compared to the same periods of the prior fiscal year. The increases were attributable to 38.9% and 44.0% increases, respectively, in the average balance of interest-earning assets, combined with  increases in net interest margin, to 4.03% and 3.98%, respectively, in the three- and six-month periods ended December 31, 2014, from 3.83% and 3.87%, respectively, in same periods of the prior fiscal year.

In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and assumed substantially all of the liabilities of the former First Southern Bank, Batesville, Arkansas (the Fiscal 2011 Acquisition). Additionally, as discussed above, the Company closed on the Peoples acquisition in August 2014. Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Fiscal 2011 Acquisition declined to $67,000 and $175,000 for the three- and six-month periods ended December 31, 2014, as compared to $168,000 and $372,000 in the same period of the prior fiscal year. This component of net interest income contributed two and three basis points, respectively, to net interest margin in the three- and six-month periods ended December 31, 2014, as compared to eight and nine basis points, respectively, in the same periods of the prior fiscal year. Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Peoples acquisition was $703,000 and $1.1 million for the three- and six-month periods ended December 31, 2014, with no comparable impact in the same periods of the prior fiscal year. This component of net interest income contributed an additional 23 and 19 basis points, respectively, to net interest margin in the three- and six-month periods ended December 31, 2014. The Company expects the impact of the fair value discount accretion from the Fiscal 2011 Acquisition to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay. The impact from the Peoples acquisition was expected to increase somewhat in the second quarter of Fiscal 2015, as a result of the Company's ownership of Peoples for a full quarter, before declining going forward as a result of acquired assets maturing or prepaying. Purchase accounting adjustments related to other acquisitions closed by the Company in recent periods have had a less significant impact on net interest income.

The provision for loan losses for the three- and six-month periods ended December 31, 2014, was $862,000 and $1.7 million, respectively, as compared to $295,000 and $794,000 in the same periods of the prior fiscal year. As a percentage of average loans, provision for loan losses in the current three-month period represented a charge of .33% (annualized), while net charge offs were .01% (annualized); provisions for the current six-month period represented a charge of 0.34% (annualized), while the Company recognized annualized net recoveries of less than one basis point. For the prior fiscal year, as a percentage of average loans, provision for loan losses represented charges of .16% and .23%, respectively (annualized), while annualized net charge offs  were .05% (annualized) and less than one basis point, respectively, for the three- and six-month periods.

The Company's noninterest income for the three- and six-month periods ended December 31, 2014, was $2.2 million and $4.2 million, increases of $521,000, or 31.3%, and $1.2 million, or 41.4%, respectively, as compared to the same periods of the prior fiscal year. The increase was attributed primarily to increases in deposit account service charges, bank card interchange income, and gains realized on secondary market loan originations, most of which resulted from the Fiscal 2014 Acquisitions and the Peoples acquisition, and was partially offset by a decrease in gains on the sale of available-for-sale securities.

Noninterest expense for the three- and six-month periods ended December 31, 2014, was $8.6 million and $16.2 million, respectively, increases of $2.4 million, or 38.0%, and $3.0 million, or 50.0%, respectively, as compared to the same periods of the prior fiscal year. The increases were attributed to compensation and benefits, occupancy expenses, amortization of core deposit intangibles, bank card interchange expense, advertising, deposit insurance premiums, and other expenses, which resulted primarily from the Fiscal 2014 Acquisitions and the Peoples acquisition. Included in noninterest expense was $359,000 and $487,000, respectively, in merger-related charges recognized in the three- and six-month periods ended December 31, 2014, with $620,000 and $745,000 in comparable expenses in the same periods of the prior fiscal year. The efficiency ratio for the three- and six-month periods ended December 31, 2014, was 59.9% and 59.0%, respectively, as compared to 63.0% and 58.2%, respectively, for the same periods of the prior fiscal year, and has varied of late due to recent acquisitions and the non-recurring expenses associated with each.

The income tax provision for the three- and six-month periods ended December 31, 2014, was $1.5 and $2.8 million, respectively, increases of $503,000, or 52.5%, and $860,000, or 43.4%, as compared to the same periods of the prior fiscal year, attributable to higher pre-tax income, as well as an increase in the effective tax rate, to 29.8% and 29.7%, respectively, in the current three- and six-month periods, from 27.5% and 28.0%, respectively, in the same periods of the prior fiscal year. The increase in the effective rate was attributed primarily to an increase in pre-tax income and average assets, without corresponding increases in tax-advantaged income and investments.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION
	dollars in thousands, except per share data
Summary Balance Sheet Data as of:	December 31, 2014	June 30, 2014

Cash equivalents and time deposits	$40,018	$16,587
Available for sale securities	146,030	130,222
FHLB/FRB Membership stock	5,384	5,993
Loans receivable, gross	1,025,447	810,315
Allowance for loan losses	10,958	9,259
Loans receivable, net	1,014,489	801,056
Bank-owned life insurance	19,409	19,123
Intangible assets	9,289	3,936
Premises and equipment	35,982	22,466
Other assets	25,650	22,039
Total assets	$1,296,251	$1,021,422

Interest-bearing deposits	$937,273	$717,688
Noninterest-bearing deposits	125,603	68,113
Securities sold under agreements to repurchase	21,385	25,561
FHLB advances	62,966	85,472
Other liabilities	4,472	3,750
Subordinated debt	14,617	9,727
Total liabilities	1,166,316	910,311

Preferred stock	20,000	20,000
Common stockholders' equity	109,935	91,111
Total stockholders' equity	129,935	111,111

Total liabilities and stockholders' equity	$1,296,251	$1,021,422

Equity to assets ratio	10.02%	10.88%
Common shares outstanding	3,705,833	3,340,440
Less: Restricted common shares not vested	35,600	36,000
Common shares for book value determination	3,670,233	3,304,440
Book value per common share	$29.95	$27.57
Closing market price	37.97	35.69

	dollars in thousands, except per share data
Nonperforming asset data as of:	December 31, 2014	June 30, 2014

Nonaccrual loans	$4,665	$1,266
Accruing loans 90 days or more past due	15	130
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	4,680	1,396
Other real estate owned (OREO)	4,099	2,912
Personal property repossessed	29	65
Nonperforming investment securities	-	-
Total nonperforming assets	$8,808	$4,373

Total nonperforming assets to total assets	0.68%	0.43%
Total nonperforming loans to gross loans	0.46%	0.17%
Allowance for loan losses to nonperforming loans	234.15%	663.25%
Allowance for loan losses to gross loans	1.07%	1.14%

Performing troubled debt restructurings	$3,503	$4,778

(1)	reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	dollars in thousands, except per share data
	For the three-month period ended		For the six-month period ended
Average Balance Sheet Data:	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Interest-bearing cash equivalents	$20,542	$6,897	$23,943	$6,453
Available for sale securities and membership stock	155,506	124,617	155,839	105,669
Loans receivable, gross	1,030,821	737,502	990,440	700,499
Total interest-earning assets	1,206,869	869,016	1,170,222	812,621
Other assets	90,682	55,904	83,762	52,061
Total assets	$1,297,551	$924,920	$1,253,984	$864,682

Interest-bearing deposits	$920,566	$654,865	$877,022	$622,098
Securities sold under agreements to repurchase	23,475	23,478	24,037	23,173
FHLB advances	88,642	73,950	103,842	55,348
Subordinated debt	14,606	9,388	13,587	8,302
Total interest-bearing liabilities	1,047,289	761,681	1,018,488	708,921
Noninterest-bearing deposits	121,280	56,739	83,015	50,989
Other noninterest-bearing liabilities	658	2,102	28,937	1,476
Total liabilities	1,169,227	820,522	1,130,440	761,386

Preferred stock	20,000	20,000	20,000	20,000
Common stockholders' equity	108,324	84,398	103,544	83,296
Total stockholders' equity	128,324	104,398	123,544	103,296

Total liabilities and stockholders' equity	$1,297,551	$924,920	$1,253,984	$864,682

	dollars in thousands, except per share data
	For the three-month period ended		For the six-month period ended
Summary Income Statement Data:	December 31, 2014	December 31, 2013	December 31, 2014	December 31, 2013

Interest income:
Cash equivalents	$49	$3	$82	$6
Available for sale securities and membership stock	948	723	1,908	1,220
Loans receivable	13,361	9,512	25,586	18,177
Total interest income	14,358	10,238	27,576	19,403
Interest expense:
Deposits	1,703	1,505	3,304	2,954
Securities sold under agreements to repurchase	27	31	55	63
FHLB advances	333	286	672	541
Subordinated debt	133	85	254	141
Total interest expense	2,196	1,907	4,285	3,699
Net interest income	12,162	8,331	23,291	15,704
Provision for loan losses	862	295	1,689	794
Securities gains	3	109	3	109
Other noninterest income	2,184	1,557	4,164	2,837
Noninterest expense	8,590	6,226	16,192	10,793
Income taxes	1,460	957	2,841	1,981
Net income	3,437	2,519	6,736	5,082
Less: effective dividend on preferred shares	50	50	100	100
Net income available to common shareholders	$3,387	$2,469	$6,636	$4,982

Basic earnings per common share	$0.91	$0.75	$1.83	$1.51
Diluted earnings per common share	0.89	0.73	1.78	1.47
Dividends per common share	0.17	0.16	0.34	0.32
Average common shares outstanding:
Basic	3,702,000	3,297,000	3,630,000	3,295,000
Diluted	3,796,000	3,402,000	3,723,000	3,389,000

Return on average assets	1.06%	1.09%	1.07%	1.18%
Return on average common shareholders' equity	12.5%	11.7%	12.8%	12.0%

Net interest margin	4.03%	3.83%	3.98%	3.87%
Net interest spread	3.92%	3.71%	3.87%	3.74%

Efficiency ratio	59.9%	63.0%	59.0%	58.2%